Exhibit 10.76

SHARE PURCHASE AGREEMENT

among

KFX INC.

(“Buyer”)

NEW MEADVILLE FORGING, INC.

(“Seller”)

and

KELLER GROUP, INC.

(“Keller”)

ARTICLE 5 Representations and Warranties of Buyer			22
5.1	Organization; Authorization		22
5.2	Execution and Delivery; Enforceability		22
5.3	Governmental Authorities; Consents		22
5.4	Brokerage		22
5.5	Investment Intent; Restricted Shares		22
5.6	Buyer Capitalization; Stock Consideration Shares		23
5.7	SEC Documents; KFx Financial Statements		23

ARTICLE 6 Closing Deliveries			23
6.1	Conditions to Buyer’s Obligations		23
6.2	Conditions to Seller’s Obligations		24

ARTICLE 7 The Closing			25

ARTICLE 8 Additional Covenants and Agreements			26
8.1	Pre-Closing Covenants and Agreements		26
	8.1.1	Conduct of Business	26
	8.1.2.	Access	26
	8.1.3.	Satisfaction of Closing Conditions	27
	8.1.4.	Termination	27
	8.1.5.	Subsequent Actions	27
8.2	Miscellaneous Covenants		28
	8.2.1.	Publicity	28
	8.2.2.	Expenses	28
	8.2.3.	No Assignments	28
	8.2.4.	Confidentiality Agreement	28
	8.2.5.	Access by Seller	28
	8.2.6.	Continuation of Indemnification	28
8.3	Acknowledgements		29
8.4	Tax Matters		29
8.5	Reclamation Bonds and Letters of Credit		30

ARTICLE 9 Indemnification			31
9.1	Indemnification of Buyer		31
9.2	Limitations on Indemnification of Buyer		31
9.3	Indemnification of Seller		32
9.4	Limitations on Indemnification of Seller		32
9.5	Procedures Relating to Indemnification		33
	9.5.1.	Third-Party Claims	33
	9.5.2.	Other Claims	34
9.6	Limitation of Remedies		34

ARTICLE 10 Certain Definitions			35

ARTICLE 11 Construction; Miscellaneous Provisions			40
11.1	Notices		40

11.2	Entire Agreement		41
11.3	Modification		41
11.4	Mediation, Jurisdiction and Venue		41
	11.4.1.	Mandatory Mediation	41
	11.4.2.	Jurisdiction and Venue	42
11.5	Binding Effect		42
11.6	Headings		42
11.7	Number and Gender; Inclusion		42
11.8	Counterparts		42
11.9	Third Parties		42
11.10	Schedules and Exhibits		42
11.11	Time Periods		43
11.12	Governing Law		43

Schedules

2.6	Allocation of Purchase Price
4.1	Corporate Jurisdictions
4.2	Ownership of Shares
4.4	Non-Contravention
4.5	Financial Statements
4.6	Absence of Changes or Events
4.7	Taxes
4.8	Employee Claims
4.8(c)	Employee Compensation
4.8(h)	Employment Contracts and Policies
4.9	Benefit Plans; Plan Matters
4.10(a)	Environmental Claims
4.10(b)	Hazardous Materials Actions
4.10(c)	Environmental Compliance
4.10(d)	Release of Hazardous Materials
4.10(e)	Storage of Hazardous Materials
4.10(g)	Material Adverse Impacts
4.11	Permits; Compliance with Laws
4.12(a)	Owned Real Properties
4.12(b)	Leased Real Properties
4.13	Personal Property Liens
4.15	Company Intellectual Property
4.16	Material Contracts
4.17	Litigation
4.18	Brokerage Fees
4.19	Materials Suppliers and Customers
4.20	Insurance
6.1(a)	Necessary Consents
6.1(e)	Resignations
8.1.1	Capital Expenditures
8.5	Reclamation Bonds and Letters of Credit

Exhibits

Exhibit A	Escrow Agreement

SHARE PURCHASE AGREEMENT

            THIS SHARE PURCHASE AGREEMENT (“Agreement”) is entered into as of March 6, 2006, among KFx Inc., a Delaware corporation (“Buyer”), New Meadville Forging, Inc., a Delaware corporation (“Seller”), and Keller Group, Inc., an Illinois corporation (“Keller”).

RECITALS:

            1.         Seller owns all of the issued and outstanding shares (as more particularly defined in Section 4.2, the “Shares”) of Buckeye Industrial Mining Co., an Ohio corporation (“Company”).

            2.         Buyer wishes to buy, and Seller wishes to sell, the Shares on the terms and conditions set forth herein.

            3.         Company is a Qualified Subchapter S Subsidiary and, as such, the sale of Shares contemplated by this Agreement will be treated, for tax purposes, as a sale of all of the assets of Company by Seller.

            4.         Keller is the ultimate parent of Seller and will benefit directly and beneficially from the transactions contemplated hereby.

            Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer and Seller hereby agree as follows:

ARTICLE 1

Definitions

            1.1       Definitions.  Certain terms used in this Agreement shall have the meanings set forth in ARTICLE 10, or elsewhere herein as indicated in ARTICLE 10.

            1.2       Accounting Terms.  Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them except as may otherwise be specified herein.

ARTICLE 2

Purchase and Sale

            2.1       Purchase and Sale.  Subject to the terms and conditions of this Agreement, the Seller shall sell, assign, transfer and deliver to Buyer at the Closing, free and clear of all Liens, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all of the Shares.

            2.2       Purchase Price.  The aggregate purchase price for all of the Shares (the “Purchase Price”) shall be an amount equal to Thirty Seven Million, Five Hundred Thousand Dollars ($37,500,000).

            2.3       Closing Payment.  Subject to the terms and conditions of this Agreement, Buyer shall pay and deliver at the Closing the Purchase Price to Seller as follows: (a) issue to Seller 118,821.29 shares of Common Stock, $.001 par value per share, of Buyer (the “Buyer Common Shares”) having a value equal to Two Million Five Hundred Thousand Dollars ($2,500,000) based on the average closing price of Buyer Common Shares during the five (5) trading day period ending on the business day immediately preceding the date hereof (the “Stock Consideration Shares”) and (b) pay and deliver an amount) equal to Thirty One Million Two Hundred Fifty Thousand Dollars ($31,250,000) (the “Cash Portion”, to Seller by means of a wire transfer of immediately available cash funds to an account as directed by Seller prior to the Closing (the “Seller’s Account”).

            2.4       Escrowed Funds.  Notwithstanding any other term or condition contained elsewhere in this Agreement and its attached schedules, including, without limitation, Section 0 hereof, at Closing, funds in the amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (an amount equal to Ten Percent (10%) of the Purchase Price) shall be placed into escrow in accordance with the terms and conditions of the escrow agreement attached hereto as Exhibit A (the “Escrow Agreement”), to be held by the escrow agent specified in the Escrow Agreement until the release of all or a portion of the funds is mandated by the terms thereof.  The escrowed funds shall be released from escrow and paid over to Seller in accordance with the time frames and/or conditions set forth in the Escrow Agreement.

            2.5       Deliveries at Closing.  At the Closing, (a) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in 6.1 below, (b) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in 6.2 below, (c) Seller will deliver to Buyer stock certificates representing all of its Shares, endorsed in blank or accompanied by duly executed assignment documents, and (d) Buyer will deliver to Seller and the Escrow Agent the consideration specified in Section 2.3 and 2.4 above.

            2.6       Allocation of Purchase Price.  The fair market value of the assets of Company and the allocation of the Purchase Price among them for purposes of Section 1060 of the Internal Revenue Code shall be as set forth on Schedule 2.6 which Parties shall, prior to Closing, attach hereto.  Buyer and Seller agree to be bound by such fair market value determination and allocation and to complete and attach IRS Form 8594 to their respective Tax Returns accordingly.

ARTICLE 3

Seller’s Representations and Warranties Concerning the Transaction

            Seller represents and warrants to Buyer that the following statements contained in this ARTICLE 3 are true and correct at and as of the date of this Agreement and will also be correct and complete as of the Closing Date.

            3.1       Authority and Capacity.  Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Seller and consummate the transactions contemplated herein and therein.  Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

            3.2       Ownership of Shares.  Seller is the beneficial and record owner and has good and marketable title to all of the Shares free and clear of all Liens.

            3.3       Execution and Delivery; Enforceability.  This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Seller in connection herewith will upon such delivery be, duly executed and delivered by Seller and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (collectively, the “Enforceability Exceptions”).

            2.4       Noncontravention.

                        (a)        Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with Seller’s execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith.  The execution, delivery and performance of this Agreement will not result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any party to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any third party pursuant to any agreement to which Seller is a party.  No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Seller in connection with Seller’s execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith.

                        (b)        The execution and delivery by Seller of this Agreement and any other document, instrument or agreement to be executed and delivered by Seller in connection herewith and the consummation by Seller of the transactions contemplated hereby and thereby will not (1) conflict with or violate the organizational documents of Seller, or (2) conflict with or violate any Laws applicable to Seller.

ARTICLE 4

Seller’s Representations and Warranties Concerning Company

            Seller represents and warrants to Buyer that the following statements contained in this ARTICLE 4 are true and correct at and as of the date of this Agreement.

            4.1       Organization and Good Standing.  Company is a corporation organized, validly existing and in good standing under the laws of the State of Ohio.  Company has all requisite corporate power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated.  Company is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.  Schedule 4.1 sets forth a true and complete list of all jurisdictions in which Company is qualified or licensed to do business as a foreign corporation.  The execution, delivery and performance of this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company.  Company has delivered or made available to Buyer a true, complete and correct copy of its Articles of Incorporation and Code of Regulations, each as currently in effect.  Each of the Articles of Incorporation and Code of Regulations of Company is in full force and effect, and Company is not in violation of any provision thereof.

            4.2       Capitalization.  Company has the authority to issue a total of Eight Hundred Fifty (850) common shares, without par value, of which a total of One Hundred (100) common shares are issued and outstanding (each, a “Share” and collectively, the “Shares”) and are owned of record by Seller.  All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.  Except as set forth on Schedule 4.2, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of Company, there does not exist nor is there outstanding any right or security granted or issued to any Person to cause Company to issue or sell any shares of capital stock of Company to any Person (including any warrant, stock option, convertible debt obligation, subscription for shares or securities convertible into shares of Company, or any other similar right, security, instrument or agreement), and there is no obligation, contingent or otherwise, of Company to (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of Company, or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person.

            4.3       Other Ventures.  Company does not own of record or beneficially any equity ownership interest in any other Person, nor is it a partner or member of any partnership, limited liability company or joint venture.

            4.4       Noncontravention.  Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement by Seller will not violate any applicable Law or any provision of the Articles of Incorporation or Code of Regulations of Company and will not result in a breach or violation of, or constitute a default under, or give rise to a right of any party to accelerate, modify or terminate, or require the authorization, consent or approval from any third party under, any Material Contract.

            4.5       Financial Statements.  Schedule 4.5 sets forth true and complete copies of (i) the stand-alone unaudited financial statements of the Company as of and for the fiscal years ended December 31, 2005, 2004 and 2003 (collectively, the “Year-End Financial Statements”), (ii) the unaudited balance sheet of the Company as of January 31, 2006 (the “Acquisition Balance Sheet”) and statements of income of the Company as of and for the one-month period ending January 31, 2006 (the financial statements in this clause (ii), collectively, the “Interim Financial Statements”).  The Year-End Financial Statements and the Interim Financial Statements present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of operations for the periods then ended, subject in each case to (a) normal year-end adjustments, and (b) the absence of disclosures normally made in footnotes.

            4.6       Absence of Certain Changes or Events.  Company has been operated only in the Ordinary Course of Business, and except as set forth in Schedule 4.6, since January 1, 2005:

                        (a)        Other than circumstances affecting Company and its competitors generally, there has not occurred any event or circumstance that constitutes a Material Adverse Effect.

                        (b)        There has not been any material change in the tax reporting or accounting policies or practices of Company including practices with respect to the payment of accounts payable or the collection of accounts receivable and Company has not settled or compromised any material tax liability or made any material tax election.

                        (c)        The Company has not incurred any Indebtedness or assumed, guaranteed, or endorsed the indebtedness of any other Person, or canceled any debt owed to it or released any claim possessed by it, other than in the Ordinary Course of Business, except for any Indebtedness or claims that are reflected in the Year-End Financial Statements or the Interim Financial Statements, as the case may be.

                        (d)        The Company has not suffered any theft, damage, destruction or loss of or to any tangible asset or assets having a value in excess of Ten Thousand Dollars ($10,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate.

                        (e)        The Company has not made, granted, or committed to make or grant any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant, other than salary increases and bonuses in the Ordinary Course of Business, or any increase of any benefit provided under any employee benefit plan or arrangement, and Company has not amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement.

                        (f)         Company has not declared or paid any dividend or made any other distribution of any kind to its equity holders on or in respect of, nor has Company repurchased, redeemed, retired or otherwise acquired any shares or any options, warrants or other rights to purchase shares or adjusted or reclassified its capital stock.

                        (g)        The Company has not sold, assigned, transferred or subjected to any Lien, or has committed to sell, assign, transfer or subject to any Lien, any tangible or intangible assets having a current book value in excess of Twenty-Five Thousand Dollars ($25,000), except for sales of inventory in the Ordinary Course of Business and except for Permitted Encumbrances.

                        (h)        The Company has not purchased or leased, or has committed to purchase or lease, any asset for an amount in excess of Fifty Thousand Dollars ($50,000), except purchases of inventory and supplies in the Ordinary Course of Business, consistent with past practice.

                        (i)         The Company has not made or authorized any capital expenditures or commitment for capital expenditures in an amount more than Fifty Thousand Dollars ($50,000) individually.

                        (j)         The Company has not entered into any agreement, contract, or license (or series of related agreements, contracts, leases, and licenses) involving more than Twenty-Five Thousand Dollars ($25,000).

                        (k)        Neither Company nor Seller has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than Twenty-Five Thousand Dollars ($25,000) to which Company is a party or by which Company is bound.

                        (l)         The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than Ten Thousand Dollars ($10,000).

                        (m)       There has been no change made or authorized in the articles of incorporation or code of regulations of Company.

                        (n)        The Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock.

                        (o)        Company has not made or pledged to make any charitable or other capital contribution.

                        (p)        The Company has not made any loans or advances of money.

                        (q)        The Company has not disclosed any Confidential Information other than to Buyer and its representatives or to third parties pursuant to confidentiality agreements executed in favor of the Company.

                        (r)        The Company has not committed any crimes or violated any criminal statutes or laws that are reasonably likely to result in fines having a Material Adverse Effect.

            4.7       Taxes.  At all times since Company’s organization, Company has satisfied the requirements under Section 1361(b)(3)(B) of the Code and has had in effect a valid election to be treated as a Qualified Subchapter S Subsidiary under the Code and under analogous relevant state and local income tax statues where available.  All Taxes owed by Company have been paid other than Taxes that are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established on the Acquisition Balance Sheet or in the books and records of Company.  All Tax Returns required to be filed by Company have been duly and timely filed and are true, correct and complete in all material respects.  Seller, at its sole expense, shall be responsible for timely meeting and completing all of Company’s tax return filing and payment obligations and requirements relating to Company’s operations up to the Closing Date.  Except as set forth on Schedule 4.7, there are no Tax claims, audits or proceedings pending or, To Seller’s Knowledge, threatened against Company.  There are not currently in force any waivers or agreements binding upon Company for the extension of time for the assessment or payment of any Tax.  Except as set forth on Schedule 4.7, Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any other Person and has no contractual obligation to indemnify any other Person with respect to Taxes.

                        (a)        Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                        (b)        Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                        (c)        Company has not filed a consent under Code §341(f) concerning collapsible corporations.  Except as set forth on Schedule 4.7, Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law).  Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).  Company has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.  Company is not a party to or bound by any Tax allocation or sharing agreement.  Company has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has any Liability for the Taxes of any Person other than Company under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                        (d)        Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

            4.8       Employees.  Except as set forth in Schedule 4.8, there are no pending or, to Seller’s Knowledge, since the date of the Acquisition Balance Sheet, threatened controversies, grievances or claims by any employee or former employee of Company with respect to his or her employment or any benefits incident thereto.

                        (a)        Company is not a party to any collective bargaining agreement or employee grievance procedure or dispute resolution mechanism nor, to Seller’s Knowledge, is there pending or underway any union organizational activities or proceedings with respect to employees of Company.

                        (b)        No labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition.

                        (c)        Schedule 4.8(c) sets forth a complete list of all employees of Company who, for the 2005 calendar year, received total employment compensation of Fifty Thousand Dollars ($50,000) or more in respect of the twelve (12) month period then ended.

                        (d)        There is no labor strike, slowdown or stoppage pending or, to Seller’s Knowledge, threatened against Company.

                        (e)        To Seller’s Knowledge, no executive or manager of Company: (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides Company that would be materially adverse to the performance of such employee’s employment duties, or the ability of Company or Buyer to conduct the business of Company as it is presently conducted.

                        (f)         There is no workers compensation liability, experience or matter that could have a Material Adverse Effect.

                        (g)        There is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Company (or its officers or directors) of any law, regulation or contract.

                        (h)        Except as set forth in Schedule 4.8(h): (1) there are no employment contracts or severance agreements with any employees of Company, and (2) there are no written personnel policies, rules or procedures applicable to employees of Company.

            4.9       Employee Benefit Plans and Other Compensation Arrangements.  Set forth on Schedule 4.9 is a list of all material employee benefit plans (as defined in Section 3(b) of ERISA), with respect to which Company, currently is the sponsor or obligated to make contributions under the plan terms (the “Plans”).  Except as set forth on Schedule 4.9:

                        (a)        None of the Plans is a “multiemployer plan” (as defined in Title I or Title IV of ERISA) or a plan subject to Title IV of ERISA.

                        (b)        Each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification and is so qualified in all material respects, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired.

                        (c)        All of the Plans have been operated in substantial compliance with their respective terms and all Laws, and all contributions required under the terms of the Plans or applicable Law have been timely made.

                        (d)        There are no pending or, to Seller’s Knowledge, threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any Plan or otherwise involving any Plan (other than routine claims for benefits).

                        (e)        No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                        (f)         None of the Plans provide medical benefits to any retired Person, or any current employee of Company following such employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code).

                        (g)        The Company does not maintain any Plan under which it would be obligated to pay benefits solely because of the consummation of the transactions contemplated by this Agreement, disregarding any termination of employment that may occur on or after the Closing.

            4.10     Environmental Matters.  With respect to environmental matters pertaining to Company and to all businesses and assets of Company (including, without limitation, Company’s Real Properties, as more particularly described on Schedules 4.10(c) through 4.10(e) and 4.10(g), Company and Seller make the following representations and warranties to Buyer as of the date of this Agreement:

                        (a)        Except as set forth in Schedule 4.10(a), there are no Environmental Claims pending or, to Seller’s Knowledge, threatened against Company.  In addition, except as set forth in Schedule 4.10(a), there are no Environmental Claims pending or to the Seller’s Knowledge threatened against any person or entity whose liability for any Environmental Claim, Company has or may have retained or assumed either contractually or by operation of law.  For the purposes of this Section 4.10(a), the term “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice, written or verbal, by any person or entity alleging potential liability, including, without limitation, potential liability for investigation costs, reclamation costs, remedial action or corrective action costs, governmental response costs, natural resource damages, property damages, personal injuries, fines or penalties, arising out of, based on or resulting from (1) the presence, release or threatened release of any Hazardous Material at any location, whether or not owned or operated by Company, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                        (b)        Except as set forth in Schedule 4.10(b), there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the presence, release or threatened release of any Hazardous Materials which are reasonably likely to form the basis of any Environmental Claim against Company or against any person or entity whose liability for any Environmental Claim, Company has or may have retained or assumed either contractually or by operation of law.

                        (c)        Except as set forth in Schedule 4.10(c), Company is and has been for the past five (5) years in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Company of all permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof).  Except as set forth in Schedule 4.10(c), Company has not received in the past five (5) years any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, alleging that Company is not in compliance except where no Material Adverse Effect would result, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or materially interfere with such compliance with any Environmental Law in the future by the Company operating its business as it is currently conducted.

                        (d)        Except as set forth in Schedule 4.10(d), no action to respond to the presence, release or threatened release of any Hazardous Material is being conducted or planned at any of Company’s Real Properties or, to Seller’s Knowledge, at any properties formerly owned, leased or operated by Company.

                        (e)        Without in any way limiting the generality of the foregoing, and except as set forth in Schedule 4.10(e), (1) there are no onsite and offsite locations where Company has stored, treated, disposed of or arranged for the disposal of Hazardous Materials; (2) there are no underground storage tanks located on property owned by Seller or Company (the capacity and contents are shown for each such tank listed on Schedule 4.10(e); (3) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Company; and (4)  there are no polychlorinated biphanyls (PCBs) that have been or are being used, stored or treated at any property owned or operated by Company

                        (f)         Company has delivered or otherwise made available for inspection to Buyer true, complete and correct originals or copies and results of any reports, studies, analyses, tests, data, information or monitoring possessed or initiated by Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Company, or regarding Company’s compliance with applicable Environmental Laws.

                        (g)        To Seller’s Knowledge, Schedule 4.10(g) discloses and references, by category and in summary form, but not necessarily in complete detail, any and all environmental problems, issues, incidents, actions, consent agreements, reopeners, claims and lawsuits not otherwise disclosed in this Section 4.10(g) that following the Closing would be likely to have a Material Adverse Impact upon Company or the businesses and assets of Company.  For the purposes of this Section 4.10, the term “Material Adverse Impact” shall mean any impact or effect that results in (1) the incurrence or imposition of new or additional civil or criminal liabilities; costs, fines or penalties in excess of twenty five thousand dollars ($25,000) or additional regulatory requirements, under any applicable Environmental Law.

            4.11     Permits; Compliance with Laws.  Except as set forth on Schedule 4.11 and except with respect to ERISA, Environmental Laws and Laws relating to Tax (all of which are separately and independently covered above), Company is in compliance in all material respects with all other applicable Laws (“General Laws”), and possesses all material licenses, permits, approvals, permanent certificates of occupancy, authorizations and certificates from any Governmental Authority that are required under applicable General Law with respect to the operation of its business as currently conducted (collectively, “Permits”).  Except as set forth on Schedule 4.11, since December 31, 2005, Company has not received any written notice from any Person alleging any material noncompliance with any applicable General Law or Permit.  None of the Permits will lapse, terminate or expire or require any action otherwise not required thereby as a result of the performance of this Agreement by Seller, or the consummation of the transactions contemplated hereby.

Real Properties.

                        (a)        Schedule 4.12(a) sets forth the street address or parcel identification number of each parcel of real estate owned by Company (the “Real Properties”).  With respect to the Real Properties:

(1) There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, suits, liens, lis pendens or administrative or judicial actions relating to any of the Real Properties.

            (2)        All buildings, improvements and fixtures located on the Real Properties are in good repair and are safe for occupancy and use, in working order (reasonable wear and tear excepted) and adequate for the use of such Real Properties in the manner in which presently used.

            (3)        There are no outstanding options or rights of first refusal or limitations to purchase the owned parcels of Real Property, or, to the Knowledge of Seller, the leased parcels of Real Property or any portion thereof or interest therein.

(4) There are no outstanding leases of, or other rights to possession in third parties with respect to, the owned Real Properties, or any portion thereof or interest therein.

(5) The Seller has not subleased, assigned or otherwise transferred or encumbered its interests, or any portion thereof, pursuant to leases of the leased Real Properties.

            (6)        To the Knowledge of Seller, the Real Properties, and the use, operation, maintenance and management thereof, are not in violation of any restrictive covenant, agreement or permit applicable thereto, or of any building code, ordinance, statute, regulation or requirement of any Governmental Authority having jurisdiction thereof; and Company has received no notices regarding any such violation.

            (7)        The Company has not been notified in writing of possible future improvements by any public authority, any part of the cost of which would or might be assessed against the Real Properties, or of any contemplated future assessments of any kind.

                        (b)        Schedule 4.12(b) sets forth a true and complete list of all Leases for each Leased Real Property (including the date and name of the parties to each such Lease document).  Company has delivered or otherwise made available to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 4.12(b), with respect to each of the Leases:

(1) Such Lease is legal, valid, binding, enforceable and in full force and effect.

            (2)        The transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(3) The Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease.

            (4)        Neither Company, nor to Seller’s Knowledge any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(5) No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full.

(6) The Company does not owe, nor to Seller’s Knowledge will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease.

(7) The other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in Company.

(8) The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (other than the landlord thereof) or any portion thereof.

(9) The Company has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

(10) There are no Liens on the estate or interest created by such Lease.

                        (c)        Except as set forth in Schedule 4.12(a), Company has good and marketable fee simple title to all of the Real Properties reflected on Schedule 4.12(a) as being owned by Company free and clear of all Liens and has valid leasehold interests in all of the Leased Real Properties reflected on Schedule 4.12(b) as being leased by Company free and clear of all Liens except, in each case, for (1) Permitted Encumbrances; (2) easements, covenants, rights-of-way, restrictions, conditions, encumbrances and other matters of record; (3) any conditions that may be shown by a current, accurate ALTA/ACSM survey or physical inspection of any such property; (4)(i) zoning, building and other similar laws, ordinances or restrictions, or (ii) unrecorded easements, covenants, rights-of-way or other similar restrictions.

                        (d)        The Owned Real Property identified in Schedule 4.12(a) and the Leased Real Property identified in Schedule 4.12(b) (collectively, the “Real Property”), comprise all of the real property used or intended to be used in, or otherwise related to Company’s business as it is currently conducted; and Company is not a party to any agreement or option to purchase any real property or interest therein.

                        (e)        All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are in good condition and repair (reasonable wear and tear excepted) and sufficient for the operation of Company’s business as it is currently conducted.  To Seller’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of Company’s business as currently conducted thereon.

                        (f)         There is no condemnation, expropriation or other proceeding in eminent domain, pending or to the Seller’s Knowledge threatened, affecting any parcel of Real Property or any portion thereof or interest therein.  There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or to Seller’s Knowledge threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of Company’s business as currently conducted thereon.

                        (g)        The Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property, in effect as of the Closing Date (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of Company’s business thereon do not violate any Real Property Laws.  Company has not received any notice of violation of any Real Property Law and to Seller’s Knowledge there is no basis for the issuance of any such notice or the taking of any action for such violation.

                        (h)        Each parcel of Real Property has direct vehicular and pedestrian access to a public street adjoining the Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefitting such parcel of Real Property, and such access is not dependent on any land or other real property interest that is not included in the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

                        (i)         All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of Company’s business as currently conducted thereon.  Each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

                        (j)         All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate Company’s business as currently conducted thereon, have been issued and are in full force and effect.  Seller has delivered or made available to Buyer a true and complete copy of all Real Property Permits.  Company has not received any notice from any Governmental Authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and to Seller’s Knowledge there is no basis for the issuance of any such notice or the taking of any such action.

                        (k)        The classification of each parcel of Real Property under applicable land use and zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of Company’s business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied.  There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such land use and zoning laws, ordinances and regulations.  Company’s use or occupancy of the Real Property or any portion thereof or the operation of Company’s business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

                        (l)         The current use and occupancy of the Real Property and the operation of Company’s business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or, to Seller’s Knowledge, other unrecorded agreement affecting such Real Property (the “Encumbrance Documents”).  Neither Seller, nor Company have received any notice of violation of any Encumbrance Documents, and, to Seller’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

                        (m)       None of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Real Property, or any portion thereof, that would materially interfere with the use or occupancy of such Real Property or the continued operation of Company’s business as currently conducted thereon.

                        (n)        Each parcel of Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel.  There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion thereof that are delinquent.  The Title Commitments set forth all Real Estate Impositions that are due and payable with respect to such parcel.  There is no pending or, to Seller’s Knowledge, threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

                        (o)        To Seller’s Knowledge, none of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

            4.13     Personal Property.  Company owns each of the items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the Ordinary Course of Business, since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for Liens identified or described on Schedule 4.13, and except for Permitted Encumbrances.  The condition of the tangible personal property is sufficient, in all material respects, for the operation of the business as currently conducted by Company.  The items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter constitute all of the assets, tangible and intangible, of any nature whatsoever, used in or necessary to operate Company’s business in the manner presently operated by Company.

            4.14     Accounts Receivable.  The accounts receivable reflected on the Acquisition Balance Sheet and accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of Company represent valid obligations arising from sales actually made.  Company has not received written notice of any contest, claim or right of setoff with respect to its accounts receivable, other than returns and discounts in the Ordinary Course of Business.

            4.15     Intellectual Property.  Schedule 4.15 sets forth a complete and correct list of all material registered Company Intellectual Property.  Schedule 4.15 sets forth all written material licenses for which Company is a party either as a licensee or licensor and any other material agreements under which Company grants or receives any rights to Intellectual Property, in each case specifically excluding licenses and agreements relating to shrink wrap software.  Except as set forth in Schedule 4.15:

                        (a)        The Company owns and possesses all, right, title and interest in and to, or has a valid and enforceable right or license to use Company Intellectual Property as currently being used.

                        (b)        Except for the Permitted Encumbrances, Company Intellectual Property is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to written license agreements applicable thereto.

                        (c)        To Seller’s Knowledge: (1) Company has not infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party; (2) the conduct of the businesses as currently conducted by Company does not infringe upon any Intellectual Property owned or controlled by any third party; and (3) Company has not received any written notice regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party).

                        (d)        To Seller’s Knowledge: (1) no third party has infringed, misappropriated or otherwise conflicted with any of Company Intellectual Property; (2) no such claims have been brought or threatened against any third party by Company; and (3) to Seller’s Knowledge, no facts exist that indicate a likelihood of any of the foregoing.

                        (e)        (1) all licenses listed on Schedule 4.15 are in full force and effect and, to Seller’s Knowledge, are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions; (2) Company has performed all obligations required to be performed by it pursuant to the licenses and agreements listed on Schedule 4.15; and (3) there is no existing or, to Seller’s Knowledge, threatened default under or violation of any of the licenses or agreements listed on Schedule 4.15 by any other party thereto.

                        (f)         Company owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of Company as presently conducted.  Each item of Intellectual Property owned or used by Company immediately prior to the Closing will be owned or available for use by Company on identical terms and conditions immediately subsequent to the Closing.  Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                        (g)        To Seller’s Knowledge, the owners of any of the Intellectual Property licensed to Company have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

            4.16     Contracts.  Schedule 4.16 lists all of the following written agreements to which Company is a party and which are currently in effect:

                        (a)        Contracts, other than purchase orders entered into in the Ordinary Course of Business, that involve commitments to make capital expenditures or that provide for the purchase of goods or services by Company from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of Twenty-Five Thousand Dollars ($25,000).

                        (b)        Contracts, other than sales orders entered into in the Ordinary Course of Business, that provide for the sale of goods or services by Company and under which the undelivered balance of such goods or services has a sale price in excess of Twenty-Five Thousand Dollars ($25,000).

                        (c)        Contracts relating to the borrowing of money by Company, to the granting by Company of a Lien on any of its assets, or any guaranty by Company of any obligation in respect of borrowed money or otherwise.

                        (d)        Contracts with dealers, distributors or sales representatives.

                        (e)        Employment, confidentiality and non-competition agreements with any employee, officer, consultant or management advisor.

                        (f)         Contracts not otherwise disclosed herein that limit the freedom of Company to engage in any business or compete with any Person.

                        (g)        Contracts pursuant to which Company is a lessor or a lessee of any personal or real property, or holds or operates any tangible personal property owned by another Person, except for any such leases under which the aggregate annual rent or lease payments do not exceed Ten Thousand Dollars ($10,000).

                        (h)        Contracts or commitments for the purchase or sale of capital assets in excess of Twenty-Five Thousand Dollars ($25,000).

Company has made available to Buyer correct and complete copies of each contract required to be identified on Schedule 4.16, including amendments thereto (collectively, the “Material Contracts”).  All of the Material Contracts are in full force and effect and, to Seller’s Knowledge, are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.  Except as set forth on Schedule 4.16, Company has performed in all material respects all obligations required to be performed by it pursuant to such contracts, and there is no existing or, to Seller’s Knowledge, threatened default under or violation of any of such contracts by any other party thereto.

            4.17     Litigation.  Schedule 4.17 sets forth each instance in which Company:  (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to Seller’s Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.  None of the actions, suits, proceedings, hearings, claims and investigations set forth Schedule 4.17 would be likely to result in any Material Adverse Effect.  To Seller’s Knowledge, there is no basis for such action, suit, proceeding, hearing, or investigation.  Except as indicated on Schedule 4.17, there are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at law or in equity, pending or, to Seller’s Knowledge, since January 1, 2000, threatened in writing, against Company that involve more than Ten Thousand Dollars ($10,000) in claims or damages individually.

            4.18     Brokerage.  Except for fees or expenses identified on Schedule 4.18, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Company to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

            4.19     Material Suppliers and Customers.  Except as set forth on Schedule 4.19, no customer that accounted for more than ten percent (10%) of sales, and no supplier that accounted for more than ten percent (10%) of purchases in the fiscal year ended December 31, 2005, has delivered to Company any written notice that cancelled, materially modified, or otherwise terminated its relationship with the Company or materially decreased its services, supplies or materials to Company or its usage or purchase of the services or products of Company, nor has any such customer or supplier indicated its intention in writing to Company to do any of the foregoing.

            4.20     Insurance.  Schedule 4.20 contains an accurate and complete list of all insurance policies owned, held by or applicable to Company (or its assets or business).  With respect to each such insurance policy Company represents that: (1) the policy is legal, valid, binding, enforceable, and in full force and effect; (2) Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (3) no party to the policy has repudiated any provision thereof.  Schedule 4.20 describes any self-insurance arrangements affecting Company.

            4.21     No Other Representations and Warranties.  Seller has not made, and Seller shall not be deemed to have made, any representation or warranty other than as expressly made by Seller in this ARTICLE 4.  Without limiting the generality of the foregoing, and notwithstanding any representations and warranties made by Seller in this ARTICLE 4, Seller makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Buyer or its representatives at any time with respect to estimated tonnage for coal reserves, future revenues, expenses or expenditures or future results of operations, or (b) except as expressly covered by a representation and warranty contained in this ARTICLE 4, any other information or documents (financial or otherwise) made available to Buyer or its representatives before or after the date of this Agreement.

ARTICLE 5

Representations and Warranties of Buyer

            Buyer represents and warrants to Seller that the following statements contained in this ARTICLE 5 are true and correct at and as of the date of this Agreement.

            5.1       Organization; Authorization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Buyer in connection herewith.

            5.2       Execution and Delivery; Enforceability.   Prior to Closing, this Agreement  and each other document, instrument or agreement to be executed and delivered by Buyer in connection herewith will be duly executed and delivered by Buyer and constitutes, or will by Closing constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

            5.3       Governmental Authorities; Consents.  Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with Buyer’s execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith, and such execution, delivery and performance will not violate any Law by which Buyer is bound.  No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Buyer in connection with Buyer’s execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith or the consummation of the transactions contemplated hereby or thereby.

            5.4       Brokerage.  No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

            5.5       Investment Intent; Restricted Shares.  Buyer is acquiring the Shares solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Shares or dividing its participation herein with others.  Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the purchase of the Shares and to make an informed investment decision with respect to such purchase.  Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.  Buyer has had such opportunity as it has deemed adequate to obtain from management of Company such information about the business of Company as is necessary to permit Buyer to evaluate the merits and risks of investment in Company.  Buyer understands and acknowledges that (a) none of the Shares have been registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Shares constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Shares are traded or tradable on any securities exchange or over-the-counter; and (d) none of the Shares may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Shares and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available.  Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired hereunder or any interest therein in any manner that may cause Seller to be in violation of the 1933 Act or any applicable state securities Laws.

            5.6       Buyer Capitalization; Stock Consideration Shares.  Buyer has the authority to issue (a) a total of Twenty Million (20,000,000) preferred shares, $.001 par value per share, of which none are issued and outstanding, and (b) a total of One Hundred Twenty Million (120,000,000) Buyer Common Shares, of which Seventy Eight Million Five Hundred Sixty Thousand Four Hundred Fifty Three (78,560,453)] Buyer Common Shares are issued and outstanding.  All of Buyer Common Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person.  Buyer has reserved a total of 118,822 Buyer Common Shares for issuance hereunder.  The Stock Consideration Shares, when issued and delivered hereunder will be duly and validly issued, fully paid, and nonassessable, with no personal liability attaching to ownership thereof, free of Liens and not subject to preemptive or similar rights of the shareholders of Buyer and will be free of restrictions on transfer other than under applicable state and federal securities laws.

            5.7       SEC Documents; KFx Financial Statements.

                        (a)        KFx has filed with the Securities and Exchange Commission (“SEC”) all documents required to be filed under the Securities Act and the Exchange Act since July 1, 2005 (the “KFx SEC Documents”).  As of their respective dates, the KFx SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the KFx SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                        (b)        As of their respective dates, the consolidated financial statements of KFx included in the KFx SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of KFx and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

ARTICLE 6

Closing Deliveries

            6.1       Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the Closing of the transaction contemplated in this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 6.1:

                        (a)        All filings, authorizations and approvals and consents set forth on Schedule 6.1(a) shall have been made with or obtained from all applicable Governmental Authorities or other Persons, as the case may be.

                        (b)        There shall be no suit, action, investigation or proceeding pending or threatened before any Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

                        (c)        Seller shall have executed and delivered to Buyer a certificate stating that (i) the representations and warranties of Seller contained in Article 3 and Article 4 that are not qualified by materiality or Material Adverse Effect are true and correct in all material respects at and as of the Closing as though then made, and those that are qualified by materiality or Material Adverse Effect are true and correct at and as of the Closing as though then made; and (ii) Seller has performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Seller or Company prior to the Closing.

                        (d)        Buyer shall have received from Seller all certificates for the Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer.

                        (e)        Buyer shall have received the written resignation, effective as of the Closing, of each director and officer of Company listed on Schedule 6.1(e).

                        (f)         Buyer shall have completed its due diligence review of Seller, the results of which shall be reasonably satisfactory to Buyer.

                        (g)        Buyer and Seller shall have entered into a registration rights agreement in a form reasonably acceptable to Buyer and Seller (the “Registration Rights Agreement”).

                        (h)        Buyer shall have received a certificate of good standing as of the most recent practicable date from the Secretary of State with respect to Company.

                        (i)         Buyer shall have received each other document required to be delivered to Buyer pursuant to this Agreement.

                        (j)         Buyer shall have received Board approval on or before March 17, 2006 to execute this Agreement and to consummate the Closing.

Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

            6.2       Conditions to Seller’s Obligations.  The obligation of Seller to consummate the closing of the transaction contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 6.2:

                        (a)        All filings, authorizations and approvals and consents set forth on Schedule 6.1(a) shall have been made with or obtained from all applicable Governmental Authorities or other Persons, as the case may be.

                        (b)        There shall be no suit, action, investigation or proceeding pending or threatened before any Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

                        (c)        Buyer shall have executed and delivered to Seller a certificate stating that (1) the representations and warranties of Buyer contained in ARTICLE 6 that are not qualified by materiality are true and correct in all material respects at and as of the Closing as though then made and those that are qualified by materiality are true and correct at and as of the Closing as though then made, and (2) Buyer has performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer prior to the Closing.

                        (d)        Buyer shall have (1) issued to Seller the Stock Consideration Shares and delivered to Seller the Cash Portion pursuant to Section 2.3, and (2) reimbursed Seller for any capital expenditures and operating expenses provided by Seller to Company for the projects more fully described in Section 8.1.1; and (2) Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to terms and conditions of the Escrow Agreement.

                        (e)        Buyer and Seller shall have entered into the Registration Rights Agreement.

                        (f)         Seller shall have received each other document required to be delivered to Seller pursuant to this Agreement.

Any agreement or document to be delivered to Seller pursuant to this Section 0, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Seller.

ARTICLE 7

The Closing

            The consummation of the transactions contemplated herein (the “Closing”) will be effective as of the date specified in writing by the Parties (the “Closing Date”) and take place on the date that is the later of April 3, 2006 or the fifth (5th) business day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in ARTICLE 6 hereof and shall take place at the offices of Fognani & Faught, PLLC in Denver, Colorado, or at such other time and place as to which Buyer and Seller may agree in writing.  The date on which the Closing actually occurs is referred to herein as the Closing Date.  The transfers and deliveries described in ARTICLE 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same.  Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 12:01 a.m. on the Closing Date.

ARTICLE 8

Additional Covenants and Agreements

            8.1       Pre-Closing Covenants and Agreements.

                        8.1.1.   Conduct of Business.

                        (a)        From the date of this Agreement until the Closing, except as otherwise expressly provided for in this Agreement or upon prior written notice to Buyer, Seller shall cause Company to be operated in the Ordinary Course of Business and shall cause Company to use commercially reasonable efforts to preserve intact its business organizations and relationships with Persons doing business with Company.  Notwithstanding the foregoing, Company (1) shall fully release, repay and cause to be cancelled, and shall provide written documentation of said release and cancellation, all Indebtedness, and (2) may dividend to Seller the cash or cash equivalents remaining after the repayment or cancellation of Indebtedness contemplated by clause (1), if any.

                        (b)        Buyer covenants and agrees that Buyer shall reimburse Seller for all amounts provided by Seller to Company through the Closing for capital expenditures and operating expenses in connection with the projects of Company set forth on Schedule 8.1.1 (the “CapEx Expenses”), which Schedule shall be updated and revised by Seller from time to time up to, and including, the Closing Date.  Two (2) days prior to the Closing, Seller shall provide Buyer with a good faith estimate of the CapEx Expenses (the “Estimated CapEx Expenses”), which Estimated CapEx Expenses will be reimbursed by Buyer to Seller at the Closing by wire transfer of immediately available funds.

                        (c)        Not later than thirty (30) days after the Closing Date, Buyer and Seller shall jointly determine, and Buyer shall cause Company to assist in such determination, the actual amount of the CapEx Expenses (the “Actual CapEx Expenses”).  In the event Buyer and Seller are unable to agree upon the calculation of the Actual CapEx Expenses, they shall submit such dispute to an accounting firm of national reputation reasonably acceptable to both Buyer and Seller (the “Independent Accountants”), whose determination shall be final, binding and conclusive as to both Buyer and Seller.  The determination of the amount of the Actual CapEx Expenses shall be final upon the earlier to occur of (i) the agreement of Buyer and Seller or (ii) the determination of the Independent Accountants.  If the Estimated CapEx Expenses exceed the Actual CapEx expenses, Seller shall refund to Buyer the amount of such difference.  If the Actual CapEx Expenses exceed the Estimated CapEx Expenses, Buyer shall pay to Seller the amount of such difference.  If the Actual CapEx Expenses equal the Estimated CapEx Expenses, no further payments shall be made hereunder.  Any payment to be made pursuant to this Section 8.1.1(c) shall be made no later than two (2) business days after the date on which the final determination of the Actual CapEx Expenses is made and shall be made by means of a wire transfer of immediately available funds to an account or accounts designated by Buyer or Seller, as appropriate.

                        8.1.2.   Access.  From the date of this Agreement until the Closing, Seller shall cause Company to provide to Buyer and its representatives reasonable access to the personnel, facilities and records of Company and to permit Buyer and its representatives to conduct such necessary inspections as Buyer may reasonably request.  All such information received by Seller pursuant to this Section

8.1.2 shall be subject to the terms and provisions of the Confidentiality Agreement more fully described in Section 8.2.4.

                        8.1.3.   Satisfaction of Closing Conditions.  Subject to the terms and conditions of this Agreement, Seller, on the one hand, and Buyer, on the other hand, will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to consummate the transactions contemplated by this Agreement.  The parties shall cooperate with each other so as to obtain as soon as practicable after the date hereof all necessary regulatory or other consents, clearances, authorizations and approvals required under Article 6.  Buyer shall use commercially reasonable efforts to complete its due diligence review of Seller contemplated by Section 6.1(f) as expeditiously as practicable.

                        8.1.4.   Termination.  This Agreement may be terminated:

                        (a)        By mutual written consent of Buyer and Seller at any time prior to the Closing.

                        (b)        By Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured within thirty (30) days after being notified of same.

                        (c)        By (1) Buyer if any of the conditions in Section 6.1 has not been satisfied as of April, 30, 2006, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition; or (2) Seller if any of the conditions in Section 6.2 has not been satisfied as of April 30, 2006, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition.

                        (d)        By Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 30, 2006.

If this Agreement is terminated pursuant to Section 8.1.4(a), then all provisions of this Agreement except Section 8.2.4 shall thereupon become void without any liability on the part of any party hereto to any other party hereto.  If this Agreement is terminated other than pursuant to Section 8.1.4(a), such termination will not affect any right or remedy that accrued hereunder or under applicable Laws prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each party may enforce all rights and remedies available to such party hereunder or under applicable Laws in respect of such termination and so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences thereof.

                        8.1.5.   Subsequent Actions.  At least two (2) business days before the Closing Date, Seller shall deliver to Buyer updated Disclosure Schedules, if necessary, which updated Disclosure Schedules shall be deemed accepted by Buyer unless such update reveals a matter describing or giving rise to a Material Adverse Effect.

            8.2       Miscellaneous Covenants.

                        8.2.1.   Publicity.  From the date of this Agreement until the Closing Date, any disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by Seller and Buyer, or as may be required by Law or by any Governmental Authority.

                        8.2.2.   Expenses.  Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement that are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Seller or Company (with Company only being obligated for payment of any expenses of Seller if such payment is made prior to the Closing Date) shall pay all fees and expenses incident to the transactions contemplated by this Agreement that are incurred by Seller or its representatives or incurred by Company or its representatives on behalf of Seller.

                        8.2.3.   No Assignments.  No assignment of any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Buyer may assign any of its rights or delegate any of its obligations or duties under this Agreement to any controlled Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources.

                        8.2.4.   Confidentiality Agreement.  Notwithstanding the execution of this Agreement, the parties acknowledge that the confidentiality agreement executed by Buyer and Company, dated November 10, 2005, remains in full force and effect pursuant to the terms thereof.

                        8.2.5.   Access by Seller.  Buyer shall, and shall cause Company to, for a period of five (5) years after the Closing Date, during normal business hours, provide Seller and its designees and representatives with such access to the books and records of Company with respect to the six (6) year period prior to the Closing Date as may be reasonably requested by Seller, who shall be entitled, at its expense, to make extracts and copies of such books and records.  Buyer agrees that it shall not, during such five (5)-year period after the Closing Date, destroy or cause or permit to be destroyed any material books or records with respect to the six (6) year period prior to the Closing Date without first obtaining the consent of Seller (or providing to Seller notice of such intent and a reasonable opportunity to copy such books or records at least thirty (30) days prior to such destruction).

                        8.2.6.   Continuation of Indemnification.  Buyer shall cause Company to continue to indemnify and hold harmless each of the present and former directors, officers, employees and agents of Company, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any arbitration or administrative or other proceeding relating to the business of Company or the status of such individual as a director, officer, employee or agent at any time prior to the Closing Date, to the fullest extent permitted by applicable Law.  Buyer shall retain or include in the Articles of Incorporation and Code of Regulations of Company any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of the current or former officers, directors, employees and agents, and shall not thereafter amend the same (except to the extent that such amendment preserves or broadens the indemnification or other rights theretofore available to such officers, directors, employees and agents.  If Company merges into, consolidates with or transfers all or substantially all of its assets to another

Person, then and in each such case, Buyer shall make and shall cause Company to make proper provision so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations of Buyer or Company under this Section 8.2.6.

            8.3       Acknowledgements.  Buyer does not make, and has not made any representations or warranties relating to Buyer or otherwise other than those expressly set forth herein and Seller does not make, and has not made, any representations or warranties relating to Seller, Company or the business of Company or otherwise, in connection with the transactions contemplated hereby other than those expressly set forth herein.  It is understood that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including, without limitation, any memoranda and materials provided by any representative of Seller are not and shall not be deemed to be or to include representations or warranties of Seller.  No Person has been authorized by Seller to make any representation or warranty relating to Seller, Company or the business of Company or otherwise in connection with the transaction contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Seller and shall not be deemed to have been made by Seller.  It is understood that Calfee, Halter & Griswold LLP (“CHG”) is representing only Seller and not Buyer or Company in connection with this Agreement and the transactions contemplated herein; accordingly, CHG shall be allowed to continue to represent Seller in all matters and disputes, including in any matter or dispute adverse to Buyer or Company.

            8.4       Tax Matters.  Following the Closing, Seller and Buyer shall, and Buyer shall cause Company to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes or the preparation of any Tax Return.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax matter or required by the Code or other applicable Law and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller and Buyer agree (a) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller or Buyer, as the case may be, shall allow such other party to take possession of such books and records.  Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).  Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to the Code and all regulations promulgated thereunder.  In addition, notwithstanding any confidentiality provision herein or in any agreement to the contrary, any party may disclose the tax treatment and tax structure of the transactions contemplated herein and such other information required by Section 6011 of the Code; provided, however, any such disclosure be limited to the extent possible so that attorney-client privileges not be breached and the non-disclosing party be given advance notice of any such disclosure.  All Tax sharing agreements or similar agreements with respect to or involving Company shall be deemed terminated as of the Closing Date and, after the Closing Date, Seller and Company shall not be bound thereby or have any liability thereunder.

            8.5       Reclamation Bonds and Letters of Credit.  Buyer acknowledges that Keller is the obligor with respect to those reclamation bonds and letters of credit set forth on Schedule 8.5 relating to the Real Properties described therein and for the benefit of those Governmental Authorities noted thereon (the “Reclamation Bonds and LC’s” and each is sometimes referred to individually as a “Reclamation Bond or LC”).  For a period (the “Obligation Period”) commencing on the Closing Date and ending on the earliest to occur of (a) the date upon which Company or Buyer enters into a loan facility or series of related loan facilities in the aggregate loan amount of Fifty Million Dollars ($50,000,000); (b) the date upon which Company or Buyer consummates subsequent to Closing a round of public financing of the sort utilized to consummate the transactions contemplated hereby in an amount not less than One Hundred Million Dollars ($100,000,000); (c) the date on which Buyer or Company sells Company or Company’s assets, whether by means of (i) a sale of stock, a merger or a consolidation of Company with any other Person, such that at least 50% of the total voting power represented by the voting securities of Company are transferred to such other Person, or (ii) an agreement for the sale or disposition by Company of all or substantially all of Company’s assets or a plan of complete liquidation of Company; (d) the date on which Buyer fails to replace Keller as obligor with respect to any Reclamation Bond or LC in accordance with the terms and provisions of this Section 8.5; or (e) the date three (3) years after the Closing Date, Keller agrees to remain liable for the reimbursement obligations with respect to each Reclamation Bond or LC for the time period set forth on Schedule 8.5 with respect to such Reclamation Bond or LC; provided, that, in the event Buyer, Company or a permittee under a permit on which Keller is an obligor (a “Permittee”), receives from any Governmental Authority, any order or notice of forfeiture or proposed forfeiture or any notice stating an intention to draw upon any Reclamation Bond or LC, Buyer shall cause Company to immediately notify Keller of such notice or order.  Keller, in its sole discretion, may direct that Company or such Permittee to file an appeal of any such notice or order and Buyer and Company shall cause such an appeal to be filed.  Additionally, Keller, in its sole discretion, may elect to access the applicable Real Property, and Buyer shall cause Company to allow such access, for the purposes of conducting and controlling the applicable reclamation project.  Keller covenants that all such Keller-directed reclamation projects shall be conducted in a good and workmanlike manner and in accordance with all applicable requirements established by permit or Law.  Notwithstanding the foregoing, in the event Company sells a parcel of Real Property to which any Reclamation Bond or LC relates, Buyer shall cause the Reclamation Bond or LC that relates to said Real Property to be replaced by a reclamation bond or LC on which Keller is not an obligor.  Keller shall have no further obligations with respect to such Reclamation Bond or LC.  From and after the Closing Date, Buyer (i) shall cause Keller to be removed as an obligor under each Reclamation Bond or LC on or before such time set forth on Schedule 8.5 with respect to such Reclamation Bond or LC and (ii) shall cause Company to continue to reimburse Keller for any and all amounts paid or costs incurred by Keller in connection with Keller’s costs and expenses associated with keeping the Reclamation Bonds and LC’s in force.  At all times during the Obligation Period, and as a condition to Keller’s obligations under this Section 8.5, Company shall operate, and Buyer shall cause Company to operate, its business in compliance with applicable Laws and sound business practice and, to the extent permitted thereby, in a manner consistent with the practices of Company prior to the Closing Date.  In the event that the foregoing covenant is breached by Company, Buyer and Company shall be jointly and individually responsible for reimbursement to Keller for any and all amounts paid or costs incurred by Keller in connection with any notice or order of forfeiture, related administrative or judicial proceedings, including attorney fees, and any reclamation project costs or expenses that arise as a direct result of or in connection with any such breach or failure on the part of Company.  Notwithstanding any other provision of this

Agreement, including, without limitation, Section 9.6 hereof, Keller will be entitled to specific performance with respect to its rights under this Section 8.5.

            8.6       Real Property Transfers.  Seller covenants and agrees that it will cause Company to execute and file, as promptly as possible after the date hereof but in any event prior to the Closing, such deeds, affidavits, assignments or other documents as are reasonably necessary to title in the name of Company those Owned Real Properties set forth on Schedule 4.12(a) shown as currently titled in the name of an entity other than Company.  Seller further covenants and agrees that at any time and from time to time after the Closing, it will execute and deliver to Buyer such further deeds, affidavits, conveyances, assignments or other written assurances as Buyer may reasonably request to establish and protect Company’s title in and to such Owned Real Properties.

ARTICLE 9

Indemnification

            9.1       Indemnification of Buyer.  From and after the Closing and subject to Sections 9.2, 9.5 and 9.6, Seller and Keller, jointly and severally, shall indemnify Buyer and its permitted successors and assigns (collectively, the “Buyer Indemnitees”), against and hold Buyer Indemnitees harmless from: any Losses based upon, arising out of or caused by (a) inaccuracy in, or breach of, any of the representations and warranties made by Seller in Articles 3 or 4 or (b) any breach or nonperformance of any covenant or obligation made or incurred by Seller herein.  Seller does not make and shall not be deemed to have made, nor is Buyer relying upon, any representation, warranty or covenant other than those representations, warranties and covenants that are expressly set forth in this Agreement.

            9.2       Limitations on Indemnification of Buyer.

                        (a)        Notwithstanding any other provision of this Agreement, the indemnification of Buyer Indemnitees provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.2.

            (1)        Except as set forth below, any claim by a Buyer Indemnitee for indemnification pursuant to Section 9.1(a) shall be required to be made by delivering notice to Seller no later than the expiration of twelve (12) months after the Closing Date.  Notwithstanding the foregoing, (A) any claim for indemnification based upon, resulting from or arising out of fraud or any inaccuracy in or breach of any representation or warranty in Section 3.1 [Authority and Capacity], Section 3.2 [Ownership of Shares], Section 3.3 [Execution and Delivery; Enforceability], Section 4.2 [Capitalization] or Section 4.17 [Brokerage] may be made at any time and (B) any claim for indemnification based upon, resulting from or arising out of any inaccuracy in or breach of any representation or warranty in Section 4.7 [Taxes] may be made at any time prior to the expiration of the applicable statute of limitations.

            (2)        Except for claims for indemnification in respect of fraud or breaches of representations and warranties contained in 3.1 [Authority and Capacity], Section 3.2 [Ownership of Shares], Section 3.3 [Execution and Delivery; Enforceability], Section 4.2 [Capitalization], Section 4.7 [Taxes]or Section 4.17 [Brokerage], Buyer Indemnitees shall not be entitled to indemnification for any claim pursuant to Section 9.1(a) until the aggregate amount of all such claims exceed the Indemnification Threshold and thereafter Buyer

Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold.

            (3)        Except for claims for indemnification in respect of fraud or breaches of representations and warranties contained in 3.1 [Authority and Capacity], Section 3.2 [Ownership of Shares], Section 3.3 [Execution and Delivery; Enforceability], Section 4.2 [Capitalization], Section 4.7 [Taxes] or Section 4.17 [Brokerage], the maximum indemnification amount to which Buyer Indemnitees may be entitled under Section 9.1(a) of this Agreement shall be the Indemnification Cap.

                        (b)        Notwithstanding any other provision of this Agreement, the Buyer Indemnitees shall not be entitled to indemnification hereunder if, and to the extent that, any one or more of the following circumstances apply:

            (1)        In connection with any claim for indemnification hereunder with respect to which any of the Buyer Indemnitees has an enforceable right of indemnification, warranty or right of set-off against any third party (contractual or otherwise).

            (2)        Any insurance proceeds received by any of Buyer Indemnities in connection with the facts or circumstances giving rise to such indemnification (and Buyer Indemnitees shall seek full recovery under all insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification under this Agreement).

                        (c)        In the event that a Buyer Indemnitee makes a claim for indemnification that is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Buyer Indemnitees shall bear all reasonable costs and expenses (including court costs and reasonable attorneys’ and accounting fees) incurred by Seller in investigating and defending against such claim.

            9.3       Indemnification of Seller.  From and after the Closing Date and subject to Sections 9.4, 9.5 and 9.6, Buyer shall indemnify Seller and its permitted successors and assigns (collectively, the “Seller Indemnitees”), against and hold Seller Indemnitees harmless from any Losses based upon, arising out of or caused by: (a) any inaccuracy in or breach of any of the representations and warranties made by Buyer in Article 5; (b) any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein; and (c) except as provided in Section 8.5, the operation of Company from and after the Closing Date.  Buyer does not make and shall not be deemed to have made, nor is any Seller Indemnitee relying upon, any representation, warranty or covenant other than those representations, warranties and covenants that are expressly set forth in this Agreement.

            9.4       Limitations on Indemnification of Seller.  Notwithstanding any other provisions of this Agreement, the indemnification of Seller Indemnitees provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.4.

                        (a)        Except as set forth below, any claim by a Seller Indemnitee for indemnification pursuant to Section 9.3(a) of this Agreement shall be required to be made by delivering notice to Buyer no later than the expiration of twelve (12) months after the Closing Date.  Notwithstanding the foregoing, any claim for indemnification resulting from or arising out of fraud or any inaccuracy in or breach of any representation or warranty made by Buyer in Sections 5.2 [Execution and Delivery;

Enforceability], 5.4 [Brokerage], 5.5 [Investment Intent; Restricted Shares] or 5.6 [Buyer Capitalization; Stock Consideration Shares] may be made at any time.

                        (b)        Except for claims for indemnification in respect of fraud or breaches of representations and warranties contained in Sections 5.2 [Execution and Delivery; Enforceability], 5.4 [Brokerage], 5.5 [Investment Intent; Restricted Shares] or 5.6 [Buyer Capitalization; Stock Consideration Shares], Seller Indemnitees shall not be entitled to indemnification for any claim pursuant to Section 9.3(a) until the aggregate amount of all such claims exceed the Indemnification Threshold and thereafter Seller Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold.

                        (c)        Except for claims for indemnification in respect of fraud or breaches of representations and warranties contained in Sections 5.2 [Execution and Delivery; Enforceability], 5.4 [Brokerage], 5.5 [Investment Intent; Restricted Shares] or 5.6 [Buyer Capitalization; Stock Consideration Shares], the maximum indemnification amount to which Seller Indemnitees may be entitled under Section 9.3(a) of this Agreement shall be an amount equal to the Indemnification Cap.

                        (d)        In the event that Seller Indemnitees make a claim for indemnification that is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Seller Indemnitees shall bear all reasonable costs and expenses (including court costs and reasonable attorneys’ and accounting fees), incurred by Buyer in investigating and defending against such claim.

            9.5       Procedures Relating to Indemnification.

                        9.5.1.   Third-Party Claims.  In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnitee (a “Third-Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than sixty (60) days after such claim or demand is first asserted, but in any event not later than the last date set forth in Section 9.2 or 9.4, as the case may be, for making such claim.  Such notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties or covenants in this Agreement alleged to have been breached.  Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure.  Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.

                        If a Third-Party Claim is made against an indemnitee, the indemnitor shall be entitled to participate, at its expense, in the defense thereof.  Notwithstanding the foregoing, if the indemnitor irrevocably admits to the indemnitee in writing its obligation to indemnify the indemnitee for all liabilities and obligations relating to such Third-Party Claim, the indemnitor may elect to assume and control the defense thereof with counsel selected by the indemnitor.  If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense.

                        If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall cooperate with the indemnitor in the defense or prosecution thereof.  Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If the indemnitor has assumed the defense of a Third-Party Claim, (i) the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed); (ii) the indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim that the indemnitor may recommend and that by its terms releases the indemnitee from any liability in connection with such Third-Party Claim; and (iii) the indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment that imposes any obligation or restriction upon the indemnitee.

                        9.5.2    Other Claims.  In the event any indemnitee should have a claim against any indemnitor under this Article 9 that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor promptly following discovery of any indemnifiable Loss, but in any event not later than the last date set forth in Section 9.2 or 9.4, as the case may be, for making such claim.  Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances that form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached.  Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure.  Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any such liability, loss, damage or expense.  If the indemnitor disputes its liability with respect to such claim, as provided above, the indemnitor and the indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 11.4.

            9.6       Limitation of Remedies.  Each party acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than claims relating to Section 8.2.4 or claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article 9.  In furtherance of the foregoing, Buyer and Seller hereby waives on behalf of itself and all other Persons who might claim by, through or under it, from and after the Closing, any and all rights, claims and causes of action (other than claims relating to Section 8.2.4 or claims of, or causes of action arising from, fraud) that it or any such other Person may have under this Agreement against Seller or Buyer, as the case may be, arising under or based upon any Law (except pursuant to the indemnification provisions set forth in this Article 9).

ARTICLE 10

Certain Definitions

            When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 10, or elsewhere in this Agreement as indicated in this Article 10:

            “1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.

            “Actual CapEx Expenses” is defined in Section 8.1.1(b).

            “Acquisition Balance Sheet” is defined in Section 4.5.

            An “Affiliate” of a specified Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

            “Agreement” means this Share Purchase Agreement, as may be amended from time to time.

            “Applicable Law” means any and all applicable federal, state or local statutes, regulations, rules ordinances, order and/or decrees in effect as of the Closing Date.

            “Buyer” is defined in the preamble of this Agreement.

            “Buyer Common Shares” is defined in Section 2.3.

            “Buyer Indemnitees” is defined in Section 9.1.

            “CapEx Expenses” is defined in Section 8.1.1(b).

            “Cash Portion” is defined in Section 2.3.

            “Closing” and “Closing Date” is defined in Article 7.

            “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

            “Company” is defined in the Recitals to this Agreement.

            “Company Intellectual Property” means the Intellectual Property owned or held for use by Company.

            “Confidential Information” means any information concerning the businesses and affairs of Seller that is not already generally available to the public.

            “CPR” is defined in Section 11.4.1.

            “Disclosure Schedule” means the disclosure schedules annexed hereto and made a part hereof.

            “Disposal,” “Storage,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6903(3), (33) and (34), respectively.

            “Enforceability Exceptions” is defined in Section 3.3.

            “Environmental Laws” means any Law in effect as of the Closing Date pertaining to the environment or the health or safety of the public and the Release or threatened Release of Hazardous Materials or otherwise regulating the manufacture, processing, distribution, use, Treatment, Storage, transport or handling of Hazardous Materials, including, without limitation:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.; the Solid Waste Disposal Act, 42 U.S.C. § 6901,et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; and the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended; and all regulations promulgated pursuant to the foregoing.

            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

            “Escrow Agent” has the meaning set forth in the Escrow Agreement.

            “Escrow Agreement” means the escrow agreement entered into concurrently herewith and attached hereto as Exhibit A

            “Escrow Amount” means $3,750,000.

            “Estimated CapEx Expenses” is defined in Section 8.1.1(b).

            “General Laws” is defined in Section 4.12.

            “Governmental Authority” means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

            “Hazardous Material” means any waste, chemical or other substance that is listed, defined, designated, identified or classified as hazardous, radioactive, reactive, toxic, ignitable or corrosive, or a pollutant or a contaminant, under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof, asbestos or asbestos-containing materials and polychlorinated biphenyls.

            “Improvements” has the meaning set forth in Section 4.12 (e).

            “Indebtedness” means (without duplication) an amount, determined as of the Closing, equal to: (a) all obligations of Company for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture, credit and facility agreement or other debt security; (c) any capital lease obligations; (d) any indebtedness guaranteed by Company; and (e) any obligations with respect to the termination of any interest rate hedging or swap agreements.

            “Indemnification Cap” is an amount equal to Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000).

            “Indemnification Threshold” is an amount equal to Three Hundred Seventy-Five Thousand Dollars ($375,000).

            “indemnitee” and “indemnitor” are defined in Section 9.5.1.

            “Intellectual Property” means any of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (ii) internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) material computer software, (specifically excluding all shrink wrap software), data, data bases and documentation thereof; (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); and (vii) copies and tangible embodiments thereof (in whatever form or medium).

            “Independent Accountants” is defined in Section 8.1.1(b).

            “Interim Financial Statements” is defined in Section 4.5.

            “Keller” is defined in the preamble of this Agreement.

            “KFx SEC Documents” is defined in Section 5.7.

            “Law” means any common law decision and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or order.

            “Lease” is defined in Section 4.12.1.

            “Lease Consents” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Company or any of its predecessors holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Company or any of its predecessors.

            “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

            “Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

            “Loss” or “Losses” means any and all losses, liabilities, damages, costs, penalties, actions, notices of violation, and notices of liability and any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation and legal expenses); provided, however, all Losses relating to any claims for indemnification shall be limited to actual damages and shall specifically exclude punitive, exemplary, consequential or any similar type damages.

            “Material Adverse Effect” means a material adverse effect on the business, condition, financial or otherwise, assets, liabilities, or results of operations of Company taken as a whole; provided, however, “Material Adverse Effect” shall not include changes in business or economic conditions affecting the economy or Company’s industry generally; changes in stock markets, credit markets, Tax rates or implementation of new Taxes, interest rates, exchange rates or other matters affecting the economy or Company’s industry, generally; the enactment or implementation of any new Law; any act or omission of Seller with respect to which Buyer has received the written notice described in Section 8.1.5 and nevertheless elected to close; any event as to which Buyer has provided written consent hereunder; or the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Buyer is acquiring Company).

            “Material Contracts” is defined in Section 4.15.

            “Obligation Period” is defined in Section 8.5.

            “Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors of such Person.

            “Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Company.

            “Party” has the meaning set forth in the preface above.

            “PBGC” means the Pension Benefit Guaranty Corporation.

            “Permits” is defined in Section 4.11.

            “Permitted Encumbrances” means with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established on the Acquisition Balance Sheet; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established on the Acquisition Balance Sheet; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of Company’s business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that do not or would not impair the use or occupancy of such Real Property in the operation of Company’s business as currently conducted thereon.

            “Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

            “Plans” is defined in Section 4.9.

            “Purchase Price” is defined in Section 2.2.

            “Real Properties” is defined in Section 4.12.1.

            “Real Property Laws” has the meaning set forth in Section 4.12(g).

            “Reclamation Bond or LC” and “Reclamation Bonds and LC’s” are defined in Section 8.5.

            “Registration Rights Agreement” is defined in Section 6.1(g).

            “Release” means any actual or threatened, permitted, un-permitted release, discharge, spill, leaching, emission, dumping or escape into the Environment.

            “Securities Act” means the Securities Act of 1933, as amended.

            “Seller” is defined in the preamble of this Agreement.

            “Seller Indemnitees” is defined in Section 9.3.

            “Seller’s Account” is defined in Section 2.3.

            “Shares” is defined in Section 4.2.

            “Stock Consideration Shares” is defined in Section 2.3.

            “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits,  customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

            “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            “Third-Party Claim” is defined in Section 9.5.1.

            “To Seller’s Knowledge” or “Seller’s Knowledge”means within the actual knowledge of each of John R. Keller, John Grisham and David Spada after reasonable inquiry of the management level employees of Seller and the Company responsible for the relevant matter.

            “Year-End Financial Statements” is defined in Section 4.5.

ARTICLE 11

Construction; Miscellaneous Provisions

            11.1     Notices.  Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)	If to Buyer, to:

KFx Inc.
55 Madison Street, Suite 500
Denver, Colorado 80206
Attention: William Laughlin, Esq.
Telecopy Number: (303) 293-8430

With a copy to:
Fognani & Faught, PLLC
1700 Lincoln Street, Suite 2222
Denver, Colorado 80203
Attention: John D. Fognani, Esq.
Telecopy Number: (303) 382-6210

(b)	If to Seller or Keller:
New Meadville Forging, Inc.
c/o Keller Group, Inc.
One Northfield Plaza, Suite 510
Northfield, Illinois 60093
Attention: Jack Keller
Telecopy Number: (847) 446-9384
With a copy to:
Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114-2688
Attention: Robert A. Ross, Esq.
Telecopy Number: (216) 241-0816

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Seller in accordance with this Section.  Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission, if electronically confirmed.  Otherwise, notices shall be deemed to have been given when actually received at such address.

            11.2     Entire Agreement.  This Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement between Buyer and Seller concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter.  All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

            11.3     Modification.  No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

            11.4     Mediation, Jurisdiction and Venue.

                        11.4.1. Mandatory Mediation.  Unless and except to the extent otherwise expressly agreed in writing by Seller and Buyer, in the event of any dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, the parties shall be required to enter into mediation of such dispute or disagreement prior to the initiation of any action or proceeding against the other.  Upon notice by either party to the other of the initiating party’s desire to mediate, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources (“CPR”) Model procedure for mediation of business disputes.   The location for the mediation shall be

in Cuyahoga County, Ohio, and the neutral third party will be selected from the CPR Panel of Neutrals applicable to such geographical area.  If the parties encounter difficulty in agreeing on a Neutral, they will seek the assistance of CPR in the selection process.  A mediation proceeding shall thereafter be scheduled at a time mutually convenient to the parties involved.  The mediation shall be held within ninety (90) days following the notification by a party of a desire for mediation.  If the parties cannot agree on a date for mediation, then the CPR shall select a date it believes is reasonable for the parties, given all of the alleged conflicts in dates.  The parties shall equally share the cost of the mediator.

                        11.4.2. Jurisdiction and Venue.  The parties agree that no action, suit or proceeding at law, in equity or otherwise that in any way arises out of or relates to this Agreement or the transactions contemplated hereby shall be brought prior to the parties’ compliance with Section 11.4.1, and after such compliance each party hereto agrees that any claim relating to this Agreement shall be brought solely in any state or federal court of competent jurisdiction located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto.  The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 11.1 of this Agreement, and service so made shall be complete as stated in such section.

            11.5     Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of Buyer, Seller, and the respective successors and permitted assigns of Buyer and of Seller.

            11.6     Headings.  The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

            11.7     Number and Gender; Inclusion.  Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular.  In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

            11.8     Counterparts.  This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile, electronic “.pdf” exchange or other copy of a signature shall be deemed an original for purposes of this Agreement.

            11.9     Third Parties.  Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder.

            11.10   Schedules and Exhibits.  The schedules and exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein.  Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in such other Schedules and applicable to such other representations and warranties.  Disclosure of any fact or item in any Schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement.

All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such schedules and exhibits.

            11.11   Time Periods.  Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next business day.

            11.12   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

            IN WITNESS WHEREOF, Buyer, Seller and Keller have executed and delivered this Share Purchase Agreement, or have caused this Share Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

BUYER:

KFX INC.

By: /s/ Willliam G. Laughlin
Name: William G. Laughlin
Title: Senior Vice President

SELLER:

NEW MEADVILLE FORGING, INC.

By: /s/ John R. Keller
Name: John R. Keller
Title: President

KELLER:

KELLER GROUP, INC.

By: /s/ John R. Keller
Name: John R. Keller
Title: President

EXHIBIT A

ESCROW AGREEMENT

            This ESCROW AGREEMENT (the “Agreement”) is made as of April 3, 2006, among KFx Inc., a Delaware corporation (“Buyer”), New Meadville Forging, Inc., a Delaware corporation (“Seller” and together with Buyer, sometimes referred to collectively as the “Parties”), and JPMorgan Chase Bank, N.A. (the “Escrow Agent”).

RECITALS

            A.        Buyer and Seller, along with Keller Group, Inc., an Illinois corporation and parent entity of Seller, are party to that certain Share Purchase Agreement (the “Purchase Agreement”), dated March 6, 2006, as amended on April 3, 2006, pursuant to which Buyer is purchasing from Seller all of the issued and outstanding shares of Buckeye Industrial Mining Co., an Ohio corporation and wholly-owned subsidiary of Seller.  Escrow Agent is not a party to, has not received and will not be responsible for the Purchase Agreement.

            B.         Pursuant to the Purchase Agreement, a portion of the Purchase Price will be delivered to the Escrow Agent to be held and ultimately distributed in accordance with the terms and conditions provided for herein.

            C.        Buyer and Seller desire the Escrow Agent to receive, hold, manage and dispose of the Escrow Fund in accordance with the terms, conditions and provisions of this Agreement and the Escrow Agent is willing to do so.

            NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

            1.         Certain Defined Terms.  Capitalized terms used but not otherwise defined herein will have the respective meanings given such terms in the Purchase Agreement.

            2.         Appointment of Escrow Agent.  Buyer and Seller hereby designate and appoint the Escrow Agent to serve in accordance with the terms and conditions of this Agreement, and the Escrow Agent hereby agrees to act as such, upon the terms and conditions provided in this Agreement.

            3.         Escrow Fund.

                        (a)        Deposit of Escrow Fund.  On the Closing Date, Buyer will deliver to the Escrow Agent, in accordance with the terms of Section 2.4 of the Purchase Agreement, the Escrow Amount of $3,750,000 in immediately available funds.  The Escrow Agent will hold such funds in an account established by the Escrow Agent (the “Escrow Account” or the “Escrow Fund”).  The Escrow Agent will not make any payment or distribution of the Escrow Fund except as and in the manner expressly provided by this Agreement.

                        (b)        Rights to Escrow Fund.  Except as expressly provided herein, none of the parties hereto will have any right, title or interest in or possession of any of the Escrow Fund.  Neither Buyer nor Seller will have the ability to pledge, convey, hypothecate or grant a security interest in any portion of the Escrow Fund unless and until such assets have been disbursed in accordance with this Agreement.

                        (c)        Payments from Escrow Fund.  Any payment to be made by the Escrow Agent pursuant to this Agreement will be made by wire transfer to the appropriate recipient (upon receipt of written wire transfer instructions of the recipient) from the Escrow Fund. Initial wire instructions for each of Buyer and Seller are set forth on Exhibit A attached hereto.

                        (d)        Investment of Escrow Fund.  During the term of this Agreement, the Escrow Fund and Escrow Income may be invested by the Escrow Agent in (a) a JPMorgan Chase Bank, N.A. money market account, (b) a trust account with JPMorgan Chase Bank; N.A. or (c) a money market mutual fund (separately specified in writing), including without limitation a JPMorgan fund or any other mutual fund for which the Escrow Agent or any affiliate of the Escrow Agent serves as investment manager, administrator, shareholder servicing agent and/or custodian or subcustodian, notwithstanding that (i) the Escrow Agent or an affiliate of the Escrow Agent receives fees from such funds for services rendered, (ii) the Escrow Agent charges and collects fees for services rendered pursuant to this Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Agreement may at times duplicate those provided to such funds by the Escrow Agent or its affiliates; or such other investments as shall be directed in writing by Buyer and Seller and as shall be acceptable to the Escrow Agent.  Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and will be executed through JPMorgan Asset Management (JPMAM), in the investment management division of JPMorgan Chase.  Unless otherwise instructed in writing by the Parties, Escrow Agent shall invest the Escrow Fund in selection (b) above.

            Subject to principles of best execution, transactions shall be effected on behalf of the Escrow Fund through broker-dealers selected by JPMAM.  In this regard, JPMAM seeks to attain the best overall result for the Escrow Fund, taking into consideration quality of service and reliability.  An agency fee will be assessed in connection with each transaction. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.  The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this contract or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund. Receipt, investment and reinvestment of the Escrow Fund shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Parties to Escrow Agent within 30 calendar days after receipt thereof.  Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety.

                        (e)        All income, increments and gains of all kinds (“Escrow Income”) earned on the Escrow Fund will be distributed to Seller as part of the distribution on the Twelve Month Anniversary Date (as defined below).

                        (f)         Tax Liability.  The Parties each represent that its correct Taxpayer Identification Number ("TIN") assigned by the Internal Revenue Service ("IRS") or any other taxing authority is set forth on the signature pagehereof.  Buyer and Seller agree that, for tax reporting purposes, all interest or other income, if any, attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to Seller.  In addition, Escrow Agent shall withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities. Any tax returns or reports required to be prepared and filed on behalf of or by the Escrow Fund will be prepared and filed by Buyer or Seller, as applicable, and the Escrow Agent shall have no responsibility for the preparation and/or filing or any tax return with respect to any income earned by the Escrow Fund.  In addition, any tax or other payments required to be made pursuant to such tax return or filing will be paid by Buyer or Seller, as appropriate. Escrow Agent shall have no responsibility for such payment unless directed to do so by the appropriate authorized party.

                        (g)        Direction Letters.  In any event and at any time, the Escrow Agent will promptly upon receipt of one or more Direction Letters disburse the Escrow Fund in accordance with the terms and conditions of the Direction Letters.  As used in this Agreement, a “Direction Letter” means a joint letter of direction executed by Buyer and Seller and delivered to the Escrow Agent.

                        (h)        Other.  In addition to the foregoing procedures, the Escrow Agent may make payments from the Escrow Fund at any time five (5) calendar days after receipt by the Escrow Agent of an order, judgment or decree that represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and for which the time of appeal from such order, judgment or decree has expired without an appeal having been noticed, filed or perfected (a “Final Order”). In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

            4.         Delivery of Indemnification Documents.

                        (a)        Notice of Third Party Claims.  With respect to any third party claim subject to indemnification under Section 9.1 of the Purchase Agreement (a “Third Party Claim”), Buyer will give written notice to the Escrow Agent at the same time that the Buyer Indemnitees give written notice of the Third Party Claim to Seller under the Purchase Agreement.  If Seller elects to participate in or control the defense and settlement of such Third Party Claim by giving written notice to the Buyer Indemnitees as provided in Section 9.5 of the Purchase Agreement, then Seller also will give written notice at the same time to the Escrow Agent.

                        (b)        Notice, Payment or Settlement of Indemnification Claims.  In accordance with Section 9.5 of the Purchase Agreement, Buyer has the right to deliver or cause to be delivered in accordance with Section 8 hereof a written notice (a “Claim Notice”) of an indemnification claim (an “Indemnification Claim”) to Seller with a copy to the Escrow Agent prior to 5:00 p.m. Central Time on or before April 3, 2007.  The Claim Notice may include, if appropriate, the notice to be given by Buyer pursuant to Section 4(a) above with respect to any Third Party Claim.  Upon receipt of such Claim Notice, Seller has the right to deliver prior to 5:00 p.m. Central Time on the thirtieth (30th) day after Escrow Agent’s receipt of the Claim Notice, notify Buyer and the Escrow Agent in writing as to whether Seller either (i) acknowledges and accepts the obligation of the Indemnification Claim and agrees to accept liability for damages resulting from such Indemnification Claim, or (ii) disputes such Indemnification Claim.  Failure of Seller to so notify Buyer and the Escrow Agent within thirty (30) days will be deemed to constitute an acknowledgment and acceptance of the obligation of the Indemnification Claim and an agreement to accept liability for damages resulting from and identified in such Indemnification Claim.

                        (c)        Payment of Indemnification Claims.  At any time after any damages become a liquidated amount, Buyer may submit to the Escrow Agent and Seller a notice as more fully provided below (a “Payment Notice”) setting forth the amount of the damages and request the payment thereof from the Escrow Account.

                                    (i)         The Payment Notice will state (i) that an Indemnification Claim to which the Payment Notice relates has been submitted to Seller in accordance with Section 4(b) hereof and (ii) whether Seller has acknowledged and accepted the obligation of the Indemnification Claim and agreed to accept liability for damages resulting from such Indemnification Claim or previously has given notice to Buyer that Seller disputes the particular Indemnification Claim.

                                    (ii)        If the Payment Notice states that Seller has acknowledged and accepted the obligation of the Indemnification Claim and has agreed to accept liability for damages resulting from such Indemnification Claim, then the Escrow Agent will distribute to Buyer the amount set forth in the Payment Notice from the Escrow Account.

                                    (iii)       If the Payment Notice states that Seller previously has given notice to Buyer and Escrow Agent that Seller disputes the particular Indemnification Claim, then the Escrow Agent will distribute to Buyer from the Escrow Account the amount specified in the Payment Notice only if (i) Seller has withdrawn in writing to Buyer and Escrow Agent its objection to the Indemnification Claim or has waived in writing to Buyer and Escrow Agent any objection to the payment or reimbursement of the amount set forth in such Payment Notice or (ii) a Final Order has been entered with respect to the Indemnification Claim or the portion thereof to be paid or reimbursed pursuant to such Payment Notice (with a copy of such Final Order attached to the applicable Payment Notice).

                                    (iv)       Notwithstanding any of the foregoing provisions of this Section 4(c), if Seller objects to the payment or reimbursement of all or some portion (which will be so specified) of the amount set forth in any Payment Notice in a written notice that is delivered to the Escrow Agent and Buyer within ten (10) days of the date of the Payment Notice and that states the grounds or basis upon which Seller objects to the payment or reimbursement of the amount (or some portion of the amount) set forth in the particular Payment Notice, then no payment from the Escrow Account will be distributed to Buyer for the amount set forth in the Payment Notice until the Escrow Agent will have received either (i) a Direction Letter or (ii) a copy of a Final Order entered with respect thereof.  If Seller objects to only a portion of such amount, then the Escrow Agent will distribute to Buyer from the Escrow Account only an amount equal to that portion as to which Seller has no objection.  Nothing herein will prevent Buyer from reducing the amount of, deleting certain items and/or amounts from, or withdrawing a Payment Notice, without prejudice to resubmitting the same in a subsequent Payment Notice.  Buyer will notify the Escrow Agent and Seller in writing of any such reduction, deletion or withdrawal.

                        (d)        Distribution Notice.  If a Claim Notice has been resolved and Buyer has not timely submitted a Payment Notice, Seller may submit a distribution notice (a “Distribution Notice”) to the Escrow Agent stating that such Claim Notice has been resolved, with a copy of such Distribution Notice delivered to Buyer and the Escrow Agent will, on or at any time after the tenth (10th) day following receipt of such Distribution Notice, distribute to Buyer from the Escrow Account the amount set forth in the Distribution Notice.

            5.         Distributions from the Escrow Account.  Distributions to Seller will be made from the Escrow Account as follows:

                        (a)        First Distribution from Escrow Account.  As promptly as is practicable after the twelve (12) month anniversary date of this Agreement (the “Twelve Month Anniversary Date”), the Escrow Agent will distribute to Seller the then remaining amount in the Escrow Account minus (i) those amounts reasonably necessary to reserve for the payment of all Payment Notices (including the disputed portions thereof) relating to Indemnification Claims that have been timely received by the Escrow Agent in accordance with this Agreement and not paid in full or otherwise discharged, plus (ii) all pending Indemnification Claims that have been timely received by the Escrow Agent in accordance with this Agreement and not paid in full or otherwise discharged (collectively the “Outstanding Claims”); provided, however, that if the Outstanding Claims exceed the amount remaining in the Escrow Account on the Twelve Month Anniversary Date, then no distribution of or from the Escrow Account (other than the distribution of Escrow Income as provided for in Section 3(d) above) pursuant to this Section 5(a) will be made.

                        (b)        Subsequent Distributions from the Escrow Account.  Subsequent to the Twelve Month Anniversary Date, as each Payment Notice or Indemnification Claim is finally determined, resolved, paid or disposed of, if the amount reserved for that particular Payment Notice or Indemnification Claim will exceed the actual amount distributed to Buyer relating to that particular Payment Notice or Indemnification Claim, then Buyer and Seller will deliver a Direction Letter to the Escrow Agent specifying such excess amount.  As promptly as is practicable after its receipt of such Direction Letter, the Escrow Agent will distribute to Seller such excess amount then held by the Escrow Agent in the Escrow Account.

            6.         Termination of Escrow.  Upon final payment of all amounts remaining in the Escrow Fund pursuant to Section 5, this Agreement will terminate, and the Escrow Agent will be released from any further duty or obligation hereunder.

            7.         Escrow Agent.

                        (a)        Protection of Escrow Agent.  The parties agree that:

                                    (i)         Buyer and Seller may examine the Escrow Fund at any time during regular business hours and upon reasonable prior notice at the office of the Escrow Agent and the Escrow Agent will periodically provide a written accounting of the Escrow Fund to Buyer and Seller in accordance with the Escrow Agent’s standard practices, but in no event less often than monthly;

                                    (ii)        the Escrow Agent’s duties and responsibilities will be limited to those expressly set forth in this Agreement;

                                    (iii)       subject to Section 8(d) hereof, no assignment of the interest of any of the parties or their successors will be binding upon the Escrow Agent unless and until written evidence of such assignment in form satisfactory to the Escrow Agent will be filed with and accepted in writing by the Escrow Agent;

                                    (iv)       the Escrow Agent will exercise the same degree of care toward the Escrow Fund as it exercises toward similar property held in escrow for the account of others, and will not be held to any higher standard of care under this Agreement;

                                    (v)        the Escrow Agent will not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder;

                                    (vi)       the Escrow Agent will be entitled to rely upon any order, judgment, certification, instruction, notice or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or service thereof; the Escrow Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so; the Escrow Agent may act pursuant to the advice of counsel chosen by it with respect to any matter relating to this Agreement and will not be liable for any action taken or omitted in accordance with such advice so long as such action or omission does not constitute gross negligence or willful misconduct.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund.  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a final adjudication of acourt of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either of the Parties.  The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment.  The parties hereto other than the Escrow Agent agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.  Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

                                    (vii)      the Escrow Agent will be under no duty to monitor or enforce compliance by Buyer or Seller with any term or provision of the Purchase Agreement;

                                    (viii)      if the Escrow Agent will be uncertain as to its duties or rights hereunder or will receive instructions from any of the undersigned with respect to the Escrow Fund which, in the opinion of the Escrow Agent, are in conflict with any of the provisions of this Agreement, the Escrow Agent will be entitled to refrain from taking any action until it will be directed otherwise by a Direction Letter or Final Order;

                                    (ix)       if the Escrow Agent is made a party to any litigation in connection with this Agreement, it will have the right to retain counsel, and will be reimbursed for all reasonable costs and expenses, including its reasonable attorneys’ fees and expenses, incurred in connection therewith; such costs and expenses will be paid one-half by Buyer and one-half by Seller (provided that the Escrow Agent will not be entitled to any reimbursement for its fees and expenses incurred as a result of its gross negligence or willful misconduct); and

                        (b)        The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the "indemnitees") from and against any and all loss, liability or expense (including the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from Buyer or Seller, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.  The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

                        (c)        Fees and Expenses.  The Buyer agrees to (i) pay the Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Exhibit B attached hereto, and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney's fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Agreement.

                        (d)        New Escrow Agent.  The Escrow Agent will have the right to resign at any time upon five (5) Business Days’ written notice of such resignation to Buyer and Seller and Buyer and Seller will have the right to terminate the services of the Escrow Agent at any time upon giving written notice signed by Buyer and Seller of such termination to the Escrow Agent, and in each case specifying the effective date of such resignation or termination.  If the Escrow Agent will be removed as escrow agent or will resign or otherwise cease to act as escrow agent, Buyer and Seller will mutually agree upon a successor which successor will be deemed to be the Escrow Agent for all purposes of this Agreement.  If a successor Escrow Agent has not been appointed and accepted such appointment by the end of the thirty (30) day period following such removal, resignation or cessation, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent and deposit the Escrow Fund with such court (and upon so depositing such property, it will be relieved of all liability under the terms hereof as to the property so deposited), and the costs, expenses and reasonable attorneys’ fees which the Escrow Agent incurs in connection with such a proceeding will be borne severally, and not jointly, one-half by Buyer and one-half by Seller.  After the effective date of such removal, resignation or cessation, the Escrow Agent will be under no further obligation to perform any of the duties of Escrow Agent under this Agreement other than to deliver the Escrow Fund, and any notices or other written communications or documents received by Escrow Agent in its capacity as such, to the successor escrow agent.  The removal, resignation or other ceasing to act as escrow agent by the Escrow Agent or any successor thereto will have no effect on this Agreement or any of the rights of the parties hereunder, all of which will remain in full force and effect.

            8.         Miscellaneous.

                        (a)        Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered (including by Federal Express or other reputable courier service) or sent by facsimile transmission with a confirmation receipt .  Notices, demands and communications to the parties hereto will, unless another address is specified in writing, be sent to the respective address indicated in the Purchase Agreement or, with respect to the Escrow Agent, as set forth below

If to Buyer:

KFx Inc.
55 Madison Steret, Suite 500
Denver, Colorado 80206
Attention: William Laughlin, Esq.
Fax No.: (303) 293-8430

If to Seller:

New Meadville Forging, Inc.
c/o Keller Ground, Inc.
One Northfield Plaza, Suite 510

Northfield, Illinois 60093
Attention: Jack Keller
Fax No.: (847) 446-9384

If to the Escrow Agent:

JPMorgan Chase Bank, N.A.
Escrow Services
600 Travis Street, 53rd Floor
Houston, Texas 77002
Attention: Luis Bustamante
Fax No.: (713) 216-6927

            In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

                        (b)        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.  Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Texas.  The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

                        (c)        Counterparts.  This Agreement may be executed in separate counterparts and by facsimile, each of which will be an original and all of which taken together will constitute one and the same agreement.

                        (d)        Successors and Assigns.  Neither Seller nor Buyer will assign or agree to assign or grant to any other party any rights under this Agreement, including without limitation any rights in or to the Escrow Fund, without the prior written consent of the other.  This Agreement will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                        (e)        Amendment Waiver.  This Agreement may only be amended, modified, altered or revoked by a written instrument, signed by Buyer, Seller and the Escrow Agent.  Buyer and Seller agree to give the Escrow Agent advance notice of any amendment or modification to this Agreement and to provide the Escrow Agent promptly with copies of any such amendment or modification.

                        (f)         Captions.  The paragraph captions used herein are for reference purposes only, and will not in any way affect the meaning or interpretation of this Agreement.

                        (g)        Entire Agreement.  This Agreement and the Purchase Agreement (including the documents and instruments referred to herein and therein) constitute the entire agreement for and Buyer and Seller and this Agreement constitutes the entire agreement for Escrow Agent and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                        (h)        Account Opening Information.

            IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

            For accounts opened in the US:  to help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  When an account is opened, the Escrow Agent will ask for information that will allow us to identify relevant parties.

                        (i)         Security Procedures.  In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement, as indicated in this Section 8 above), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on ("Exhibit C") hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Exhibit C.  The undersigned is authorized to certify that the signatories on Schedule 1 are authorized signatories.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Exhibit C, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of your executive officers, ("Executive Officers"), which shall include the titles of______________________, as the Escrow Agent may select. Such "Executive Officer" shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or Seller to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank.  The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The parties to this Agreement acknowledge that these security procedures are commercially reasonable.

Remainder of Page Left Intentionally Blank

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Tax Certification: Taxpayer ID#: _______________________

Customer is a (check one):

___ Corporation	___ Municipality	___ Partnership	___ Non-profit or Charitable Org
___ Individual	___ REMIC	___ Trust	___ Other _________________

Under the penalties of perjury, the undersigned certifies that:

(1)	the entity is organized under the laws of the United States

(2)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and

(3)

it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS)
that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.

(If the entity is subject to backup withholding, cross out the words after the (3) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

SELLER:

NEW MEADVILLE FORGING, INC.

By:
Name:
Title:

Tax Certification: Taxpayer ID#: _______________________

Customer is a (check one):

___ Corporation	___ Municipality	___ Partnership	___ Non-profit or Charitable Org
___ Individual	___ REMIC	___ Trust	___ Other _________________

Under the penalties of perjury, the undersigned certifies that:

(1)	the entity is organized under the laws of the United States

(2)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and

(3)

it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS)
that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.

(If the entity is subject to backup withholding, cross out the words after the (3) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

BUYER:

KFx INC.

By: /s/ Kevin R. Colllins
Name: Kevin R. Collins
Title: Executive Vice President-Finance & Strategy

ESCROW AGENT:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

EXHIBIT A

Wire Instructions

For Seller:

For Buyer:

EXHIBIT B

Compensation of Escrow Agent

EXHIBIT C

Telephone Number(s) and signatures for

Person(s) Designated to give and confirm Funds Transfer Instructions

If to Buyer:

	Name	Telephone Number	Signature

1.	______________________	_______________________	___________________

2.	______________________	_______________________	___________________

3.	______________________	_______________________	___________________

If to Seller:

	Name	Telephone Number	Signature

1.	______________________	_______________________	___________________

2.	______________________	_______________________	___________________

3.	______________________	_______________________	___________________

Telephone call backs shall be made to both Buyer and Seller if joint instructions are required pursuant to the Agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

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